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Cogentix Medical, Inc.
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 NASDAQ: CGNTRebuttal to Mr. Pell’s ISS SubmissionMay 5, 2016

 *  Operating Performance  Pell Statement“Failure to Fulfill Merger-Related Promises”  FACT: At the time of the merger, the Company stated that we would grow revenue at a faster rate than either Uroplasty or Vision-Sciences would have grown on their own as stand-alone public companies. This growth, in combination with expense synergies, would allow Cogentix to become cash flow positive in calendar year 2016. We believe the charts in the following slides demonstrate that we have met our commitments to our shareholders.

 *  Meeting Our Commitments

 *  Meeting Our Commitments

 *  Meeting Our Commitments

 *  Meeting Our Commitments

 *  Meeting Our Commitments

 *  Meeting Our Commitments

 *  Operating Performance  Pell Statement The Company has a “high cash burn rate”, “deteriorating cash position”, “rising debt level” and “increasing interest expense”.  FACT:The Company’s cash balance is increasing. The Company has no current cash burn rate. The Company’s debt level is not rising as the Company currently has no draw against the line of credit. As such, interest expense is not increasing.

 *  Operating Performance  Pell Statement“When will the cost synergies be realized?”  FACT: The first-ever cash operating profit in the history of either company was achieved within nine months of the merger. The cost synergies committed to at the time of the merger were not only met but exceeded by the management team.

 *  Corporate Governance  Pell Statement “Cogentix responded to Mr. Pell’s positions” after he “delivered the notice of nominations along with several corporate governance proposals” on March 28.  FACT:Mr. Kill offered to separate the Chairman and CEO roles at the Company’s February 18 Board Meeting.Cogentix Medical’s Governance & Nominating Committee made their decision to recommend to the full Board the reduction in size of the Board to five members before Mr. Pell submitted his proposals.

 *  Corporate Governance  Pell Statement “Key management positions have been vacated…and have gone unfilled or consolidated under the current CEO.”  FACT: The only open key management position in the Company has been the CFO role. Korn Ferry, an executive search firm, was engaged to conduct a search. A candidate was identified, and an offer was prepared. However, Mr. Pell, Mr. Zauberman and Dr. Pegus requested that the position not be filled until after the Annual Shareholder Meeting on May 20, 2016.

 *  Corporate Governance  Pell Statement “Key management positions have been vacated…and have gone unfilled or consolidated under the current CEO.”  FACT: Other than the company’s CFO transition, these “vacated” positions have been decisions made by the management team in order to position the business for future success. As would be expected in a merger of two companies that were both losing money, redundant and non-critical positions were eliminated. These were difficult decisions as we recognized that we were impacting the lives of good people, but they were also necessary decisions so that the company could remain solvent. These decisions allowed us to generate our first ever cash operating profit in the long history of either company only nine months after the merger.

 *  Corporate Governance  Pell Statement“Why are so many senior team members/directors abandoning CGNT?”  FACT: Only one senior team member has “abandoned” CGNT, and Mr. Pell’s past comments indicate that this departure was not an issue from his perspective. As for the director departures, we believe Mr. Pell should be asking himself, “What role have my actions and behaviors played in the departure of my fellow Directors?”

 *  Corporate Governance  Pell Statement“Why have UPI Directors allowed Mr. Kill to act in so many capacities?”  FACT: Mr. Kill was appointed by the Cogentix Medical Board of Directors (including Mr. Pell) as President, CEO and Chairman at the time of the merger. Mr. Kill only assumed the roles of Principal Financial Officer, Principal Accounting Officer and Corporate Secretary upon the CFO’s departure because Mr. Kill was the only person qualified at that time to do so. The Board, including Mr. Pell, unanimously approved these temporary appointments. As soon as the CFO is named, Mr. Kill will no longer fill the roles of Principal Financial Officer, Principal Accounting Officer and Corporate Secretary.

 *  Corporate Governance  Pell Statement“Mr. Kill…is separately an Operating Partner with Altamont Capital Partners.”  FACT: Mr. Kill was an Operating Partner with Altamont Capital Partners prior to becoming the CEO of Uroplasty. When he was appointed CEO of Uroplasty, his relationship with Altamont Capital became that of a Senior Advisor, and his existing financial relationship with the firm terminated. He currently serves on the Board of an Altamont Capital portfolio company, which has been disclosed to the Board and is permissible under Mr. Kill’s employment agreement. Mr. Kill is not paid by Altamont Capital and devotes his full business time, attention and efforts to Cogentix Medical.

 *  Corporate Governance  Pell Statement“What changed since merger announcement to warrant withdrawal of revenue guidance?”  FACT: Management has been transparent about the Q1 2016 launch of Medtronic’s NURO to compete with Urgent PC. On the advice of investor relations professionals, management stated that they would assess the competitive market dynamics post-launch before providing specific revenue guidance for Fiscal Year 2016. This decision was commended by investors and analysts.

 *  Strategy  Pell Statement “CGNT has failed to present a credible strategy to compete with threat posed by Medtronic’s NURO system.”  FACT: Management has outlined the same consistent strategy at each and every Board Meeting since the merger. At the most recent in-person Board Meeting held on February 18, 2016, management once again detailed that same strategy. At the end of the strategy discussion held during the February 18 Board Meeting, Mr. Pell stated in front of the entire Board that he agreed with the strategy outlined by the management team.

 *  Strategy  Pell Statement“CGNT has failed to present a credible strategy to compete with threat posed by Medtronic’s NURO system.”  FACT: The merger with VSCI was completed to diversify UPI’s product portfolio in advance of the impending launch of Medtronic’s NURO system. The addition of VSCI technologies to our sales reps’ product portfolio allowed them to become more meaningful partners to their physician customers by offering additional innovative technologies. The growth of VSCI products post-merger was an important part of the Company’s diversification strategy in response to the competitive entrance. Our results demonstrate the success of that strategy.

 *  Strategy  Pell Statement“Medtronic’s NURO system poses an existential threat as it competes directly with CGNT’s Urgent PC product.”  FACT: The overactive bladder is a large and underserved market, and third-line treatments such as Urgent PC have penetrated less than 5% of the addressable market. We believe that this new competitor will bring greater awareness to PTNS as a minimally-invasive third-line therapy, and that this will be a market where “rising tides lift all boats.” After the initial competitive disruption, we expect that Urgent PC will continue to grow.

 *  Strategy  Pell Statement “What does the product pipeline look like?”   FACT: The Company has initiated a project to redesign and upgrade our Digital Processing Unit, which is used to display, store and analyze still and video images generated by our video endoscopes and cameras.This $1.4 million investment was reviewed and approved by the Board. Considering our current cash balance, this is a significant investment for the company.

 *  Strategy  Pell Statement “CGNT has no new product pipeline that would help offset the potential impact of NURO on UPC sales.”  FACT: Cogentix Medical has additional R&D projects in the pipeline. Our ability to execute on multiple opportunities simultaneously is limited by our current cash position. In addition, as Mr. Pell is aware, we have reviewed multiple in-licensing opportunities as part of our strategy to expand the product pipeline. Finally, as a member of the Board, Mr. Pell approved the annual budget and agreed to the product pipeline strategy and annual R&D spend for the year reflected in that budget.

 *  Strategy  Pell Statement “Why hasn’t CGNT announced any new strategic alliance/acquisition to bolster its portfolio?”  FACT: As a member of the Board, Mr. Pell is well aware of the numerous opportunities the company has reviewed in the past year as well as those that are currently being pursued, none of which can be disclosed to shareholders due to confidentiality agreements. It is important to note that Mr. Pell has actually thwarted business development activities that might benefit shareholders. When Mr. Pell learned that a growth equity investment firm scheduled a meeting with Mr. Kill to discuss a potential partnership involving a new urology technology, Mr. Pell sent this following email to a General Partner of that firm. “I didn't want you to get Rob involved. This won't work now. I'm the biggest stockholder, and I have 28 million in debt. Won't meet with you now. Don't like going around my back.” Because of this email from Mr. Pell (who, by the way, is not the Company’s “biggest stockholder”), discussions with the interested investment firm ceased.

 *  Strategy  Pell Statement “Why hasn’t CGNT announced any new strategic alliance/acquisition to bolster its portfolio?”  FACT: Mr. Pell blocked an opportunity to obtain financing to expand the product portfolio by refusing to agree to reasonable terms to acknowledge the subordination of his debt to the potential financing partner.

 *  Share Price Performance  Pell Statement “Rob Kill and former UPI directors have a history of destroying shareholder value.”  FACT: Uroplasty’s share price rose 41% from the date of Mr. Kill’s appointment as CEO until the date of the merger announcement with VSCI. The share price dropped 50% after the VSCI merger announcement because investors viewed VSCI as a broken company that could not be fixed. It is clear with our results since the merger that we have demonstrated otherwise, although the share price has yet to respond. Additionally, we see irony in this statement coming from an individual who has a demonstrated history of destroying shareholder value in his role as Chairman of Vision-Sciences. Mr. Pell is also Chairman of PhotoMedex, another company in which Mr. Pell has a demonstrated history of destroying shareholder value.

 *  Share Price Performance  Pell Statement “CGNT’s share price has declined 35% since the merger….underperforming its peer median and major indices.”  FACT: While we are not satisfied with the decline in our share price in the one-year period between April 1, 2015 and March 31, 2016, we have outperformed our peer group during that time. Medical technology companies with a market capitalization less than $100 million as of March 31, 2015 experienced an average share price decline of 39% in that one-year period, greater than the 34% share price decline of Cogentix Medical. In addition, the median decline in this peer group was 49%.

 *  Compensation  Pell Statement“Inappropriate Compensation Peer Group” and “We question UPI Directors Choice of Peer Group.”  FACT: In 2014, the Uroplasty Board of Directors engaged Frederic W. Cook & Company, a nationally recognized compensation consulting firm. Frederic W. Cook, using their professional judgment, selected the peer group for Uroplasty. UPI Directors did not select the peer group. Mr. Kill’s compensation was set within the peer group range by the Compensation Committee and approved by the full Board, utilizing the compensation report provided by Frederic W. Cook.

 *  Compensation  Pell Statement “UPI Directors approved increase in Mr. Kill’s salary and bonus in 2015.”  FACT: Mr. Kill’s cash compensation was set in 2014 and, pursuant to Mr. Kill’s request, has not increased since that date. Mr. Kill’s target bonus opportunity also has not changed since the UPI Directors established his cash compensation in 2014. Mr. Kill’s actual bonus payment will fluctuate annually based on his performance versus the aggressive performance targets established for him by the Cogentix Medical Board.

 *  Compensation  Pell Statement“High CEO Comp Despite Deteriorating Performance”  FACT: In Fiscal Year 2014, the Company generated $24.6 million in revenue with a cash operating loss of $3.5 million. In Fiscal Year 2016, the Company is expecting to generate greater than $50 million in revenue and is expecting to produce a $1.0 million cash operating profit. The Company does not consider this to be “deteriorating performance”.

 *  Compensation  Pell Statement “UPI Directors Have a History of Not Aligning Pay with Performance” in regards to the ISS “Say on Pay” Recommendation  FACT: Mr. Pell statements about the 2014 Uroplasty “Say on Pay” Proposal are misleading. The negative recommendation of ISS was not based on the level of Mr. Kill’s pay. Their negative recommendation was due to an excise tax gross-up provision in Mr. Kill’s employment agreement. That provision expired at the end of 2014. In last year’s proxy analysis report published July 17, 2015, ISS wrote “given that the problematic excise tax gross-up provision has expired (and no new gross-up provisions were entered into), there are no adverse vote recommendations.”

 *  Compensation  Pell Statement “Mr. Kill’s Pay Is Excessive”  FACT: The peer group data presented in Mr. Pell’s chart (Slide 17) to support this statement is inaccurate. The cash compensation of 8 out of 12 CEO comps for Mr. Kill was understated in Mr. Pell’s chart by an average of $330,000 per CEO. Clearly, this chart is misleading due to its inaccurate data.Mr. Kill’s cash compensation in his three years as CEO has been well within the range of his peer group identified in the Frederic W. Cook report.

 *  Compensation  Pell Statement (Continued)“Mr. Kill’s Pay Is Excessive”  FACTMr. Pell indicates that Mr. Kill has received total cumulative compensation of $5.0 million since being named CEO, which is misleading to investors. Mr. Kill’s compensation is not paid entirely in cash as Mr. Pell would like investors to believe. In the most recent fiscal year, thirty-five percent (35%) of Mr. Kill’s compensation was provided in equity, which aligns his interests with shareholders. While this equity is reported as compensation in the current year, it is important to understand that this equity vests over a three-year period, and the value of that equity is dependent on the share price. The total value of the options granted to Mr. Kill in 2015 is currently $0 due to the recent decline in the share price, yet this was reported as $160,000 in compensation to Mr. Kill in 2015.

 NASDAQ: CGNTMay 2016

 *  Non-GAAP Financial Measures  The tables set forth below titled “Pro forma Combined Revenue (Unaudited)” provides the non-GAAP, pro forma combined revenue as if Vision-Sciences, Inc. and Uroplasty, Inc. had merged as of the earliest reported date and is the sum of the historical results of each predecessor company.  This non-GAAP, pro forma information does not take into account any purchase price adjustments.  The row labeled “Former UPI Revenue” within such tables reflects the GAAP revenue of the Company for the quarter and nine months ended December 31, 2014.The tables set forth below entitled “Pro forma Combined Statements of Operations (Unaudited)” provides the non-GAAP, pro forma combined statement of operations of Vision-Sciences and Uroplasty as if they had merged as of the earliest reported date and is the sum of the historical results of each predecessor company.  Such tables reconcile the Company’s net loss calculated in accordance with GAAP to non-GAAP financial measures that exclude non-cash charges for share-based compensation, long-term incentive plan, depreciation and amortization as well as merger-related costs.The non-GAAP, pro forma combined financial information used by management and disclosed by us is not a substitute for, nor superior to, financial information and consolidated financial results calculated in accordance with GAAP, and you should carefully evaluate our reconciliations to non-GAAP.  We may calculate our non-GAAP, pro forma combined financial information differently from similarly titled measures used by other companies.  Therefore, our non-GAAP, pro forma combined financial information may not be comparable to those used by other companies.  We have described the reconciliations of each of our non-GAAP, pro forma combined financial information described above to the most directly comparable GAAP financial measures.We use this non-GAAP financial information, and in particular non-GAAP net loss, for internal managerial purposes because we believe such measures are one important indicator of the strength and the operating performance of our business.  Analysts and investors frequently ask us for this information.  We believe that they use this information to evaluate the overall operating performance of companies in our industry, including as a means of comparing period-to-period results and as a means of evaluating our results with those of other companies.

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 NASDAQ: CGNTMay 2016